Exhibit 99.1

18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2020 First Quarter Results

•	Operating margin performance of 11.2 percent and EPS of $0.77

•	Irrigation operating income and margin improved on lower revenue

•	Infrastructure delivers solid results on higher revenue and favorable margin mix

OMAHA, Neb., January 9, 2020—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its first quarter of fiscal 2020, which ended on November 30, 2019.

First Quarter Summary

Revenues for the first quarter of fiscal 2020 were $109.4 million, a decrease of $2.6 million, or 2 percent, compared to revenues of $112.0 million in the prior year first quarter. Revenues decreased $3.3 million as a result of the divestiture of a company-owned irrigation dealership that occurred in the first quarter of fiscal 2019. Net earnings for the quarter were $8.3 million, or $0.77 per diluted share, compared with net earnings of $1.2 million, or $0.11 per diluted share, for the prior year first quarter. Net earnings for the prior year first quarter adjusted to eliminate costs associated with the Foundation for Growth initiative were $4.1 million, or $0.38 per diluted share.1

“We were pleased to see our fiscal 2020 get off to a solid start, with improved results in both the irrigation and infrastructure businesses,” said Tim Hassinger, President and Chief Executive Officer. “Margin expansion gained through our Foundation for Growth initiatives contributed to improved performance in our irrigation business. Outstanding results in our infrastructure business were achieved through revenue growth, margin improvement, and a favorable mix of higher margin revenue.”

First Quarter Segment Results

Irrigation segment revenues for the first quarter of fiscal 2020 were $82.4 million, a decrease of $5.3 million, or 6 percent, compared to $87.6 million in the prior year first quarter. North America irrigation revenues of $52.6 million decreased $3.9 million, or 7 percent, compared to the prior year, although $3.3 million of the decrease was attributable to the divestiture of a company-owned dealership. Higher irrigation equipment unit volume was offset by the impact of lower average selling prices and lower sales of replacement parts. International irrigation revenues of $29.7 million decreased $1.4 million, or 5 percent, due primarily to the negative impact of changes in foreign currency translation rates.

Irrigation segment operating margin was 11.8 percent of sales in the first quarter, compared to 8.9 percent of sales (9.0 percent adjusted)1 in the prior year. Operating margin improvement resulted primarily from improved cost and pricing performance compared to the prior year.

Infrastructure segment revenues for the first quarter of fiscal 2020 were $27.0 million, an increase of $2.7 million, or 11 percent, compared to $24.3 million in the prior year first quarter. The increase resulted from higher sales of road safety products along with an increase in Road Zipper System® lease revenue compared to the prior year.

Infrastructure segment operating margin was 32.4 percent of sales in the first quarter, compared to 17.1 percent of sales (17.6 percent adjusted)1 in the prior year first quarter. Operating margin improvement resulted from a more favorable revenue mix and from improved cost and pricing performance compared to the prior year.

[1]	Please see Reg G reconciliation of GAAP operating income, net earnings and diluted earnings per share to adjusted figures at end of document.

The backlog of unfilled orders at November 30, 2019 was $69.2 million compared with $49.2 million at November 30, 2018. Included in these backlogs are amounts of $5.2 million and $0.3 million, respectively, that are not expected to be fulfilled within the subsequent twelve months.

Outlook

“Recent progress regarding a preliminary trade agreement between the U.S. and China offers encouragement for U.S. farmers by improving the outlook for agricultural exports,” said Mr. Hassinger. “In the international markets we continue to see good activity in Brazil and in developing markets.”

Mr. Hassinger added, “We like the traction we are getting with our Road Zipper growth strategy and the pipeline of opportunities that are being generated.”

First Quarter Conference Call

Lindsay’s fiscal 2020 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems and FieldNET® remote irrigation management and scheduling technology, as well as irrigation consulting and design and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2019	November 30, 2018
Operating revenues	$109,393	$111,951
Cost of operating revenues	75,319	83,303

Gross profit	34,074	28,648

Operating expenses:
Selling expense	6,492	7,982
General and administrative expense	11,804	15,058
Engineering and research expense	3,502	3,568

Total operating expenses	21,798	26,608

Operating income	12,276	2,040

Interest expense	(1,186)	(1,205)
Interest income	615	654
Other income (expense), net	(450)	192

Earnings before income taxes	11,255	1,681

Income tax expense	2,910	469

Net earnings	$8,345	$1,212

Earnings per share:
Basic	$0.77	$0.11
Diluted	$0.77	$0.11

Shares used in computing earnings per share:
Basic	10,795	10,766
Diluted	10,828	10,806

Cash dividends declared per share	$0.31	$0.31

LINDSAY CORPORATION AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Unaudited)

	Three months ended
(in thousands)	November 30, 2019	November 30, 2018
Operating revenues:
Irrigation:
North America	$52,613	$56,464
International	29,739	31,146

Irrigation segment	82,352	87,610
Infrastructure segment	27,041	24,341

Total operating revenues	$109,393	$111,951

Operating income:
Irrigation segment	$9,757	$7,783
Infrastructure segment	8,768	4,168
Corporate	(6,249)	(9,911)

Total operating income	$12,276	$2,040

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	November 30, 2019	November 30, 2018	August 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$120,910	$137,217	$127,204
Receivables, net	79,317	84,864	75,551
Inventories, net	97,284	88,912	92,287
Assets held-for-sale	2,744	2,744	2,744
Other current assets, net	16,376	11,585	15,704

Total current assets	316,631	325,322	313,490

Property, plant, and equipment, net	70,305	60,482	68,968
Intangibles, net	23,739	26,576	24,382
Goodwill	64,358	64,557	64,387
Operating lease right-of-use assets	25,764	—	—
Deferred income tax assets	9,902	5,639	11,758
Other noncurrent assets, net	16,112	19,511	17,329

Total assets	$526,811	$502,087	$500,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,097	$41,338	$29,434
Current portion of long-term debt	210	206	209
Other current liabilities	54,494	41,480	52,488

Total current liabilities	84,801	83,024	82,131

Pension benefits liabilities	5,948	5,803	6,029
Long-term debt	115,805	116,086	115,846
Operating lease liabilities	25,323	—	—
Deferred income tax liabilities	845	1,048	872
Other noncurrent liabilities	21,089	19,451	27,227

Total liabilities	253,811	225,412	232,105

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,897	18,870	18,870
Capital in excess of stated value	71,706	68,710	71,684
Retained earnings	479,732	483,811	474,740
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(20,097)	(17,478)	(19,847)

Total shareholders’ equity	273,000	276,675	268,209

Total liabilities and shareholders’ equity	$526,811	$502,087	$500,314

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
(in thousands)	November 30, 2019	November 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$8,345	$1,212
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	4,748	3,424
Loss on sale of business	—	67
Provision for uncollectible accounts receivable	248	(159)
Deferred income taxes	1,987	742
Share-based compensation expense	1,160	1,303
Other, net	374	(1,053)
Changes in assets and liabilities:
Receivables	(4,122)	(14,782)
Inventories	(4,931)	(11,387)
Other current assets	(2,466)	298
Accounts payable	725	13,917
Other current liabilities	(1,901)	(7,106)
Other noncurrent assets and liabilities	(2,626)	(792)

Net cash provided by (used in) operating activities	1,541	(14,316)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(4,322)	(5,701)
Proceeds from settlement of net investment hedges	1,092	962
Other investing activities, net	24	8

Net cash used in investing activities	(3,206)	(4,731)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	177
Common stock withheld for payroll tax obligations	(1,111)	(1,120)
Principal payments on long-term debt	(52)	(51)
Dividends paid	(3,352)	(3,344)

Net cash used in financing activities	(4,515)	(4,338)

Effect of exchange rate changes on cash and cash equivalents	(114)	(185)

Net change in cash and cash equivalents	(6,294)	(23,570)
Cash and cash equivalents, beginning of period	127,204	160,787

Cash and cash equivalents, end of period	$120,910	$137,217

LINDSAY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

The non-GAAP tables below disclose (a) the impact on diluted earnings per share of consulting fees, severance costs and loss from business divestitures, associated with the Company’s Foundation for Growth Initiative (“FFG costs”), (b) the impact on operating income of FFG costs, and (c) the impact on segment operating income of FFG costs. Management believes adjusted net earnings, adjusted diluted earnings per share and adjusted operating income are important indicators of the Company’s business performance because they exclude items that may not be indicative of, or may be unrelated to, the Company’s underlying operating results, and provide a useful baseline for analyzing trends in the business. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. These adjusted financial measures should not be considered in isolation or as a substitute for reported net earnings, diluted earnings per share and operating income. These non-GAAP financial measures reflect an additional way of viewing the Company’s operations that, when viewed with the GAAP results and the following reconciliations to the corresponding GAAP financial measures, management believes provides a more complete understanding of the Company’s business.

	Three months ended
(in thousands, except per share amounts)	November 30, 2018	Diluted earnings per share
Net earnings - reported GAAP measure	$1,212	$0.11
FFG costs - before tax	3,995	$0.37
Tax effect - FFG costs	(1,079)	$(0.10)

Net earnings - adjusted	$4,128	$0.38

Average shares outstanding - diluted		10,806

	For the three months ended November 30, 2018
Operating income reconciliation	Consolidated	Irrigation	Infrastructure	Corporate
Operating income - reported GAAP measure	2,040	$7,783	$4,168	$(9,911)
FFG costs - before tax	3,995	126	112	3,757

Adjusted operating income	$6,035	$7,909	$4,280	$(6,154)

Operating revenues	111,951	$87,610	$24,341	$—
Operating income as a percent of operating revenues	1.8%	8.9%	17.1%	N/A
Adjusted operating income as a percent of operating revenues	5.4%	9.0%	17.6%	N/A